As filed with the Securities and Exchange Commission on May 6, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GELESIS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-4730610 (I.R.S. Employer Identification No.)

501 Boylston Street, Suite 6102 Boston, MA (Address of Principal Executive Offices)	02116 (Zip Code)

Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan

Gelesis Holdings, Inc. 2016 Stock Option and Grant Plan

Gelesis Holdings, Inc. 2006 Stock Incentive Plan

(Full title of the plans)

Yishai Zohar Chief Executive Officer

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116
(Name and address of agent for service)

(617) 456-4718
(Telephone number, including area code, of agent for service)

With a copy to:

James T. Barrett, Esq.

Ettore Santucci, Esq.

Jocelyn Arel, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part ii

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)

The registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 1, 2022 and the registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on May 2, 2022 (File No. 001-39362);

(b)

The registrant’s Current Reports on Form 8-K filed with the SEC on January 3, 2022, January 10, 2022, January 12, 2022, January 20, 2022, January 31, 2022, March 16, 2022 and Current Reports on Form 8-K/A filed with the SEC on March 24, 2022 and April 1, 2022, (in each case, other than the portions of such documents not deemed to be filed); and

(c)

The description of the registrant’s common stock and warrants contained in the “Description of Securities” attached as Exhibit 4.3 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 1, 2022 (File No. 001-39362), including all amendments and reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (other than any such documents or portions thereof that are deemed to have been furnished and not filed in accordance with the rules of the SEC), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of  the corporation to procure a judgment in its favor by reason of  the fact that the person acted in any of  the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of  any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of  the DGCL provides that a corporation’s certificate of  incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the registrant’s Certificate of Incorporation limits the liability of the registrant’s directors to the fullest extent permitted by the DGCL, and the registrant’s Bylaws provide that the registrant will indemnify them to the fullest extent permitted by such law. The registrant has entered into and expect to continue to enter into agreements to indemnify the registrant’s directors, executive officers and other employees as determined by the registrant’s Board. Under the terms of such indemnification agreements, the registrant is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the registrant or was serving at the request of the registrant in an official capacity for another entity. The registrant must indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the registrant, if  so requested, to advance all fees, expenses and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the registrant. Any claims for indemnification by the registrant’s directors and officers may reduce the registrant’s available funds to satisfy successful third-party claims against the registrant and may reduce the amount of money available to it.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1

Second Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on January 20, 2022)

4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on January 20, 2022)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Marcum LLP

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page)

99.1	Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on January 20, 2022)

99.2	2016 Gelesis, Inc. Stock Option and Grant Plan (incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-4 filed with the SEC on August 10, 2021)

99.3	Gelesis Holdings, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the registrant’s Annual Report on Form 10-K filed with the SEC on April 1, 2022)

99.4*	Form of Incentive Stock Option Agreement under the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan

99.5*	Form of Non-Qualified Stock Option Agreement under the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan

99.6*	Form of Restricted Stock Unit Award Agreement under the Gelesis Holdings, Inc. 2021 Stock Option and Incentive Plan

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on May 6, 2022.

Gelesis Holdings, Inc.

By:	/s/ Yishai Zohar
Name:	Yishai Zohar
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Yishai Zohar, Elliot Maltz and David Abraham, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yishai Zohar Yishai Zohar	Director, President, and Chief Executive Officer (Principal Executive Officer)	May 6, 2022
/s/ Elliot Maltz Elliot Maltz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 6, 2022
/s/ Alison Bauerlein Alison Bauerlein	Director	May 6, 2022
/s/ Kathryn Cavanaugh Kathryn Cavanaugh	Director	May 6, 2022
/s/ Clayton Christopher Clayton Christopher	Director	May 6, 2022
/s/ Paul Fonteyne Paul Fonteyne	Director	May 6, 2022
/s/ Raju Kucherlapati Raju Kucherlapati	Director	May 6, 2022
/s/ Dominic Perks Dominic Perks	Director	May 6, 2022
/s/ Jane Wildman Jane Wildman	Director	May 6, 2022